Exhibit 99.1

NEWS RELEASE	May 10, 2006

Contact: Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

Cass Information Systems Appoints

Appelbaum as Chief Financial Officer

ST. LOUIS - P. Stephen Appelbaum, CPA, has been named chief financial officer of Cass Information Systems (CIS), Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services. Making the announcement was Lawrence A. Collett, chief executive and chairman of the board.

“We are pleased to have someone of Steve’s background and 26 years of financial institution experience assume this important role in our organization,” said Collett. “He will bring a depth of knowledge and expertise that will benefit Cass at this important time in its history. His banking background will prove invaluable as we continue to grow our financial exchange capabilities, which exceeded $16 billion in 2005.”

Appelbaum most recently served as senior vice president in the Corporate Banking Division at

U.S. Bank. Prior to that, he was a senior audit manager for KPMG Peat Marwick, LLP.

He holds a bachelor’s degree in accounting from the University of Missouri - Columbia and a master’s in business administration from Washington University in St. Louis.

Appelbaum succeeds Eric H. Brunngraber who was promoted last month to president and chief operating officer of Cass.

CIS is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $16 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass. and Greenville, S.C. The support of Cass Commercial Bank, founded in 1906, makes CIS unique in the industry.

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Editor’s note:	P. Stephen Appelbaum is a resident of Des Peres, Mo. 63131.
Cass Information Systems, Inc. makes its headquarters at 13001 Hollenberg Dr. in Bridgeton, Mo. 63044.